Exhibit 99.2

Wynn Resorts Announces Private Offering of $600 million of Wynn Resorts Finance Senior Notes due 2031

LAS VEGAS, February 9, 2023 (BUSINESS WIRE) - Wynn Resorts, Limited (NASDAQ: WYNN) (“Wynn Resorts”) announced today that Wynn Resorts Finance, LLC (“Wynn Resorts Finance”) and its subsidiary Wynn Resorts Capital Corp. (“Wynn Resorts Capital” and, together with Wynn Resorts Finance, the “Issuers”), each an indirect wholly-owned subsidiary of Wynn Resorts, are offering $600 million aggregate principal amount of Senior Notes due 2031 (the “Notes”) in a private offering.

The Notes will initially be jointly and severally guaranteed by all of Wynn Resorts Finance’s domestic subsidiaries (collectively, the “Guarantors”) that guarantee the Issuers’ existing senior secured credit facilities (the “Senior Credit Facilities”), except Wynn Resorts Capital, which is the co-issuer of the Notes, the Issuers’ 7.750% Senior Notes due 2025 (the “2025 WRF Notes”) and the Issuers’ 5.125% Senior Notes due 2029 (the “2029 WRF Notes”). The Notes and guarantees will be senior unsecured obligations of the Issuers and the Guarantors and will rank equal in right of payment with all existing and future liabilities of the Issuers and such Guarantors that are not subordinated, including their obligations under the 2025 WRF Notes and the 2029 WRF Notes, and, with respect to Wynn Las Vegas, LLC (“Wynn Las Vegas”) and certain of its subsidiaries, their obligations under the existing senior notes issued by Wynn Las Vegas. The Notes and guarantees will be effectively subordinated to all of the Issuers’ and the Guarantors’ existing and future secured debt (to the extent of the value of the collateral securing such debt), including the Senior Credit Facilities and the existing senior notes issued by Wynn Las Vegas.

Wynn Resorts Finance plans to use the net proceeds from the offering, together with cash on hand, (i) to purchase any and all of the 2025 WRF Notes that are validly tendered and accepted for payment pursuant to the tender offer commenced by Wynn Resorts Finance on the date hereof, (ii) to redeem any 2025 WRF Notes that remain outstanding upon completion of the tender offer and (iii) to pay related fees and expenses. This press release shall not constitute an offer to purchase or the solicitation of an offer to sell the 2025 WRF Notes.

The Issuers will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers of the Notes will offer the Notes only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Notes have not been and will not be registered under the Securities Act or under any state securities laws. Therefore, the Issuers may not offer or sell the Notes within the United States to, or for the account or benefit of, any United States person unless the offer or sale would qualify for a registration exemption from the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes described in this press release, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Wynn Resorts Finance’s subsidiary Wynn Las Vegas intends to repurchase or redeem all of the outstanding Wynn Las Vegas 4.25% Senior Notes due 2023 with cash on hand on or after February 28, 2023 (when such notes become redeemable at a price equal to 100% of the principal amount plus accrued interest). This press release does not constitute a notice of redemption or an offer to purchase or the solicitation of an offer to sell such notes.

Forward-Looking Statements

This release contains forward-looking statements, including those related to the offering of Notes and whether or not the Issuers will consummate the offering. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, adverse macroeconomic conditions and their impact on levels of income and consumer discretionary spending, changes in interest rates, inflation, a decline in general economic activity or recession in the U.S. and/or global economies, the COVID-19 pandemic and the reimposition of restrictions on the general public or certain activities, extensive regulation of our business, pending or future legal proceedings, ability to maintain gaming licenses and concessions, dependence on key employees, general global political conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, cybersecurity risk and our leverage and debt service. Additional information concerning potential factors that could affect Wynn Resorts’ financial results is included in Wynn Resorts’ Annual Report on Form 10-K for the year ended December 31, 2021, as supplemented by Wynn Resorts’ other periodic reports filed with the Securities and Exchange Commission from time to time. Neither Wynn Resorts nor the Issuers are under any obligation to (and expressly disclaim any such obligation to) update or revise their forward-looking statements as a result of new information, future events or otherwise, except as required by law.

SOURCE:
Wynn Resorts, Limited

CONTACT:
Amir Markowitz
702-770-7000
investorrelations@wynnresorts.com